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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    Commission File Number     0-21509
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                          Homegate Hospitality, Inc.
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            (Exact name of registrant as specified in its charter)

     111 Congress Avenue, Suite 2600, Austin, Texas 78701  (512) 477-6400
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.01 per share
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           (Title of each class of securities covered by this Form)


                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(i)    [ ]
       Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(ii)    [X]            Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [ ]


Approximate number of holders of record as of the certification or notice date:

                                      1
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     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 5, 1997              By: /s/ TIM KEITH
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                                        Tim Keith
                                        Chief Financial Officer